EXHIBIT 4.1

SUNBURST ACQUISITIONS V INC
A COLORADO CORPORATION
700,000,000 SHARES COMMON STOCK, NO PAR VALUE

This certifies that __________________________________________ is hereby issued _____________________________________________ fully paid and non-assessable Shares of Common Stock of Sunburst Acqisitions V Inc. transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Sunburst Acqisitions V Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ______ day of __________________ 20_____.

President	Secretary